Exhibit 99.1

Consent of Morgan Stanley Dean Witter Asia (Singapore) Pte

We hereby consent to the use in the Registration Statement of ST Assembly Test Services Ltd on Form F-4 and in the Proxy Statement/Prospectus of ST Assembly Test Services Ltd and ChipPAC, Inc., which is part of the Registration Statement, of our opinion dated February 10, 2004 appearing as Annex D to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “SUMMARY—Opinion of STATS’ financial advisor,” “THE MERGER—Background of the merger,” “THE MERGER—Recommendation of the STATS board of directors and STATS’ reasons for the merger,” and “THE MERGER—Opinion of STATS’ financial advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Singapore

April 6, 2004

MORGAN STANLEY DEAN WITTER ASIA (SINGAPORE) PTE

By:	/s/ Ronald Ong

Name:	Ronald Ong